EXHIBIT 99.1

  Metromedia International Group, Inc. Announces Notice from Trustee of Senior Notes

    CHARLOTTE, N.C.--(BUSINESS WIRE)--Nov. 22, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (OTCBB:MTRME) Common Stock and (PINK SHEETS:MTRMP) Preferred Stock, the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that it had received notification from the trustee of its Series A and B 10 1/2 % Senior Discount Notes Due 2007 ("Senior Notes") concerning compliance with the covenants as outlined in the indenture governing the Senior Notes (the "Indenture"). The trustee reported that the Company had not yet filed with the Securities and Exchange Commission ("SEC") and furnished to the trustee, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 (the "Third Quarter 2004 Form 10-Q"), the timely public filing of which is required under Section 4.3(a) of the Indenture. The trustee reported that, under the terms of the Indenture, the Company must resolve this compliance matter no later than January 18, 2005, the sixtieth day following the receipt of the trustee's letter in order to avoid an event of default. If such default were declared, the trustee or holders of at least 25% aggregate principal value of Senior Notes outstanding could demand all Senior Notes to be due and payable immediately. The Company presently expects that it will both file the Third Quarter 2004 Form 10-Q with the SEC and furnish a copy of such to the Trustee within the 60-day period required for compliance with the Indenture.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in Russia and the Republic of Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to file its Third Quarter 2004 Form 10-Q by January 18, 2005. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.
    Please visit our website at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com